Exhibit 10.2
Non-Qualified Stock Option Agreement
under the
lululemon athletica inc. 2007 Equity Incentive Plan
          THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made between lululemon athletica inc. (the “Company”) and ROBERT MEERS (the “Optionee”).
          WHEREAS, the Company maintains the lululemon athletica inc. 2007 Equity Incentive Plan (the “Plan”); and
          WHEREAS, the Plan permits the award of Options to purchase Shares, subject to the terms of the Plan; and
          WHEREAS, on January 27, 2006 (the “Original Grant Date”) the Optionee was granted an option to purchase 1,170,000 shares of common stock of the Company’s U.S. operating subsidiary, lululemon usa inc. (f/k/a Lululemon Athletica USA Inc.), under the Lululemon Athletica USA Inc. 2005 Equity Incentive Plan (such option is hereinafter referred to as the “Original Option”); and
          WHEREAS, on or about July 27, 2007 and in connection with the Company’s corporate reorganization (the “Reorganization”), an option under the Plan (the “Substitute Option”) was substituted for the Original Option to reflect the effects of the Reorganization; and
          WHEREAS, the Company and the Optionee wish to amend and restate the Substitute Option to reflect certain negotiated changes.
          NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties intending to be legally bound hereby, agree as follows:
     1.  Award of Option. This Option constitutes an amendment and restatement of the Substitute Option. This Option represents the right to purchase 501,802 Shares (the “Option Shares”). In addition to the terms set forth herein, the Option is subject to the terms of the Plan applicable to non-qualified stock options, which terms are incorporated herein by this reference. Except as otherwise specified herein, or unless the context requires otherwise, the terms defined in the Plan will have the same meanings herein.
     2.  Nature of the Option. This Option is intended to be a nonstatutory stock option and is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or to otherwise qualify for any special tax benefits to the Optionee.
     3.  Date of Grant; Term. The Option is restated pursuant to the authorization of the Compensation Committee of the Company’s Board of Directors on November 28, 2007 (the “Effective Date”) and may not be exercised later than the tenth anniversary of the Original Grant Date, subject to earlier termination as provided in the Plan.
     4.  Option Exercise Price. The total cost to the Optionee to purchase, pursuant to this Agreement, one Share is $0.49. All dollar amounts reflected in this Agreement are expressed in U.S. dollars.

     5.  Exercise of Option.
          (a)  Right to Exercise. This Option will become exercisable as follows:
               i.  Immediately Vested Portion. The Option will be vested and exercisable with respect to 15% of the Option Shares immediately upon the Effective Date.
               ii.  Time Vested Portion. The Option will become vested and exercisable with respect to 15% of the Option Shares on each of the following dates: January 27, 2008, January 27, 2009 and January 27, 2010 (such 45% of the Option Shares being herein referred to as the “Time Vested Portion”); provided, in each case, that the Optionee remains in continuous service with the Company through the applicable date. Notwithstanding the foregoing, the Option will become vested and exercisable with respect to the Time Vested Portion immediately prior to (and contingent upon) the occurrence of a Sale (as defined below in Section 17(j)), provided the Optionee remains in continuous service with the Company through the date of that Sale. Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliated Company (as defined below in Section 17(c)) for so long as such entity remains an Affiliated Company.
               iii.  Performance Vested Portion. The Option may become vested and exercisable with respect to 40% of the Option Shares (the “Performance Vested Portion”), based upon the Return Multiple (as defined below in Section 17(i)) realized by the Institutional Holders while this Option remains outstanding, as follows:
                    (1)  Immediately prior to (and contingent upon) the occurrence of an Investor Sale (as defined below in Section 17(g)), and provided the Optionee remains in continuous service with the Company through the date of the Investor Sale, the Performance Vested Portion will become vested and exercisable based on the Return Multiple realized upon completion of the Investor Sale:

Percentage of Option
Return Multiple Achieved	Shares Exercisable
x < 2.00	None
2.00 ≤ x < 2.25	3.08%
2.25 ≤ x < 2.50	6.15%
2.50 ≤ x < 2.75	9.23%
2.75 ≤ x < 3.00	12.31%
3.00 ≤ x < 3.25	15.38%
3.25 ≤ x < 3.50	18.46%
3.50 ≤ x < 3.75	21.54%
3.75 ≤ x < 4.00	24.62%
4.00 ≤ x < 4.25	27.69%
4.25 ≤ x < 4.50	30.77%
4.50 ≤ x < 4.75	33.84%
4.75 ≤ x < 5.00	36.92%
5.00 ≤ x	40%

                    (2)  If the Return Multiple increases following an Investor Sale due to a subsequent Transfer and the Optionee remains in continuous service with the Company through the date of that subsequent Transfer, the Option will then become vested and exercisable with respect to an additional number of Option Shares determined (in accordance with the chart contained in Section 5(a)(iii)(1), above) based on the cumulative Return Multiple achieved, reduced by the number of Option Shares with respect to which the Performance Vested Portion has previously become vested and exercisable (taking into account any adjustments pursuant to Section 3(c) of the Plan). This provisions of this Section 5(a)(iii)(2) will apply with respect to each subsequent Transfer until the Performance Vested Portion terminates.
                    (3)  At such time as no further increases to the Return Multiple are possible (e.g., when the Institutional Holders and their Permitted Transferees have Transferred their entire capital stock holdings in the Company and its Affiliates), any portion of the Performance Vested Portion that has not, by that time, become vested and exercisable will terminate immediately and automatically.
                    (4)  Notwithstanding anything to the contrary in this Section 5(a)(iii), the Performance Vested Portion will become fully vested and exercisable if and when a Return Multiple of 5.00 or greater is realized, regardless of whether such Return Multiple is realized in connection with an Investor Sale, provided the Optionee remains in continuous service with the Company through the date that such Return Multiple is realized.
          (b)  Method of Exercise. The Optionee may exercise the Option by providing written notice to the Company and shall be delivered in person or by certified mail to the Secretary of the Company (or such other person as may be designated by the Company). The written notice shall be accompanied by payment of the purchase price and, if requested by the Company, an executed counterpart to the Stockholders Agreement. The certificate(s) for the Shares as to which the Option shall have been exercised will be registered in the name of the Optionee and, in addition to any other legend that may be required pursuant to applicable law, the Plan, the Stockholders Agreement or otherwise, will contain the following legend:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A NON-QUALIFIED STOCK OPTION AGREEMENT ENTERED INTO BETWEEN ROBERT MEERS AND LULULEMON ATHLETICA INC. A COPY OF THAT AGREEMENT IS ON FILE IN THE PRINCIPAL OFFICES OF LULULEMON ATHLETICA INC. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF LULULEMON ATHLETICA INC.

          (c)  Partial Exercise. The Option may be exercised in whole or in part; provided, however, that any exercise may apply only with respect to whole numbers of Option Shares.
          (d)  Restrictions on Exercise. The Option may not be exercised if the issuance of the Option Shares upon such exercise would constitute a violation of any applicable law or regulation or any exchange listing requirements.
     6.  Investment Representations. Unless the Option Shares have been registered under the Securities Act of 1933 (the “Securities Act”), in connection with the acquisition of this Option, the Optionee represents and warrants to the Company that:
          (a)  he or she is acquiring the Option, and upon exercise of the Option, will be acquiring the Option Shares for investment for his or her own account, not as a nominee or agent, and not with a view to or for resale in connection with any distribution thereof; and
          (b)  he or she has a preexisting personal or business relationship with the Company or one of its directors, officers or controlling persons and, by reason of his or her business or financial experience, has, and can be reasonably assumed to have, the capacity to protect his or her interests in connection with the acquisition of the Option and the Option Shares.
In addition, as a further condition to the exercise of the Option, the Company may require the Optionee to make any representation or warranty to the Company as may be required by or advisable under any applicable law, regulation or exchange listing requirement.
     7.  Withholding. The Company reserves the right to withhold from any consideration payable or property transferable to the Optionee any taxes required to be withheld by law as a result of the grant or exercise of this Option or the sale or other disposition of the Option Shares. If the amount of any consideration payable to the Optionee is insufficient to pay such taxes or if no consideration is then payable to the Optionee, upon the request of the Company and as a condition to the grant or exercise of this Option or the sale or other disposition of the Option Shares, the Optionee (or such other person entitled to exercise this Option pursuant to Section 5 of the Plan) will pay to the Company an amount sufficient for the Company to satisfy any such tax withholding requirements.
     8.  The Plan. The Optionee has received a copy of the Plan (a copy of which is attached hereto), has read the Plan and is familiar with its terms, and hereby accepts the Option subject to all of the terms and provisions of the Plan. Pursuant to the Plan, the Board is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board regarding any questions arising under the Plan or this Agreement.
     9.  Governing Law. This Option Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

     10.  Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto.
     11.  Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature (including, without limitation, Section 2.3 of the Employment and Restrictive Covenant Agreement dated December 5, 2005 between the Optionee and Lululemon Athletica Inc. and Exhibit A attached thereto). For avoidance of doubt, the Optionee further acknowledges that (i) the Original Option, and all the Optionee’s rights thereunder, were replaced by the Substitute Option, and (ii) this Option amends and restates the Substitute Option in its entirety.
     12.  Market Stand-Off.
          (a)  The Optionee hereby agrees that, in connection with any registration under the Securities Act of 1933, as amended, of any Option Shares, the Optionee (and the Optionee’s permitted transferees, if any) shall not sell or otherwise transfer (including through short-sales, hedging, or similar transactions) any Option Shares during the period that the Board specifies (a “Holdback”); provided, however, that such period shall not exceed one hundred eighty (180) days (or other such period that the underwriters reasonably require) following the effective date of the applicable registration statement filed under the Securities Act (the “Market Stand-Off Period”). Until the end of such Market Stand-Off Period, the Company may impose, with respect to Option Shares, stop-transfer instructions that are subject to the foregoing restrictions.
          (b)  Optionee also agrees to be bound by any restriction agreed to by holders of not less than a majority of the then outstanding Shares (giving effect to the pro forma conversion of all outstanding preferred shares and other convertible securities and the pro forma exercise of all stock options, warrants and other rights, to the extent then exercisable).
          (c)  In addition, if any managing underwriter or book runner of any such offering or registration (the “Underwriter”) requests, the Optionee will execute and deliver to the Underwriter such documents, agreements, and instruments that the Underwriter shall reasonably require to enable the Underwriter to obtain the benefit of the Holdback during the Market Stand-Off Period. In connection with the foregoing, the Optionee hereby appoints the Chairman of the Company’s Board of Directors as the Optionee’s attorney-in-fact, with full power of substitution, to execute and deliver all documents, agreements and instruments to be executed and delivered by the Optionee, and to take all actions to be taken by the Optionee in each case in connection with effecting any Holdback.
     13.  Restrictions on Transfer of Option and Option Shares.
          (a)  The Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. During the Optionee’s lifetime, the Option is exercisable only by the Optionee. Subject to the foregoing, the terms of the Option will be binding upon the executors, administrators and heirs of the Optionee.
          (b)  The Optionee is not prohibited from transferring Option Shares to an Affiliate, provided the Affiliate agrees to be bound by the provisions of Sections 12, 13, 14, and 15 (with the repurchase contemplated by Section 15 being triggered by the termination of service of the Optionee).

          (c)  Except as permitted under this Agreement, the Optionee may not sell, pledge, assign, encumber, hypothecate, gift, transfer, bequeath, devise, donate or otherwise dispose of, in any way or manner whatsoever, whether voluntary or involuntary, any legal or beneficial interest in any Option Shares. If the Optionee, without complying with this Agreement’s terms and conditions, attempts to transfer or alienate any legal or beneficial interest in any Option Shares, then the transfer or alienation will not take effect and the Company will not, and will not be compelled to, recognize or record on its books any such transfer or alienation or issue to the purported recipient of such Option Shares any stock certificate(s) representing those Option Shares. The Optionee agrees not to deposit any Option Shares in a voting trust or subject Option Shares to any arrangement or agreement with respect to the voting of such Shares.
     14. Right of First Refusal.
          (a)  If the Optionee desires, in any manner, to alienate or transfer, to any person, group of people, or one or more entities (other than the Company or an Affiliate) (collectively, the “Proposed Transferee”), any Option Shares, the Optionee first will deliver to the Company written notice (the “Transfer Notice”) specifying: (i) the number of Option Shares that the Optionee proposes to transfer to the Proposed Transferee (hereinafter the “Subject Shares”), (ii) the name and address of the Proposed Transferee, (iii) the consideration, if any, that the Proposed Transferee will pay to the Optionee in connection with the proposed transfer of such Subject Shares, and (iv) all other material terms and conditions of the proposed transfer. The Optionee will deliver to the Company the Transfer Notice at least forty-five (45) days prior to the proposed transfer.
          (b)  The Company (including, for purposes of this section, an assignee of the Company) will have the option to purchase, at the same price and under the same terms and conditions as set forth in the Transfer Notice, any or all of the Subject Shares (the “Right of First Refusal Option”). In order for the Company to exercise its Right of First Refusal Option set forth in this Section 14(b), the Company must, by no later than fifteen (15) days after receipt by the Company of a Transfer Notice, deliver to the Optionee written notice of the Company’s intent to exercise its Right of First Refusal Option (a “Company Acceptance Notice”). If the Company duly exercises the Right of First Refusal Option, then the closing of such purchase and sale will take place at the Company’s offices on such date that is selected with the consent of the Company; provided, however, that such purchase and sale date must not be more than ninety (90) days, nor less than thirty (30) days, after the date of the Company Acceptance Notice. At such closing, the Company will pay to the Optionee the required consideration, and the Company and the Optionee will proceed with the purchase and sale, under the Transfer Notice’s specified terms and conditions, of those of the Optionee’s Subject Shares to which the Company’s written option-exercise notice refers. Notwithstanding the foregoing, to the extent that the consideration that the Proposed Transferee offered to pay to the Optionee for the Subject Shares consists of property other than a promissory note or cash, the consideration that the Company is required to pay to the Optionee may, at the Company’s option, in whole or in part, consist of cash equal to the property’s value, as mutually agreed-upon, reasonably and in good faith, by the Company and the Optionee.

          (c)  At such closing, the Company and the Optionee each will execute and deliver to the other all customary documentation that the Company and the Optionee reasonably require to effect, in accordance with this Section 14 and the Transfer Notice’s specified terms and conditions, the sale and purchase of the Optionee’s Subject Shares.
          (d)  If less than all of the Subject Shares are purchased by the Company in accordance with this Section 14, then the Optionee will be permitted, free from the provisions of this Section 14 and for a period of thirty (30) days from the date that the applicable Right of First Refusal Option exercise period expired, to offer and sell to the Proposed Transferee the Optionee’s remaining Subject Shares; provided, however, that any such transfer or sale must take place at the same price and under terms and conditions no more favorable to the Proposed Transferee than the Transfer Notice’s specified terms and conditions; and provided, further, that as a condition of any such transfer or sale, the Proposed Transferee must execute and deliver an agreement in form and substance requested by the Company pursuant to which Proposed Transferee will agree to be bound by the provisions of Sections 12, 13, 14, and 15 (with the repurchase contemplated by Section 15 being triggered by the termination of service of the Optionee), and any stock certificate representing any transferred Option Shares will bear any restrictive legends deemed appropriate by the Company.
          (e)  The Company’s release or failure to exercise its rights under this Section 14 will not adversely affect the Company’s right to participate, as this Section 14 provides, in the Optionee’s subsequent proposed transfers.
          (f)  The rights and obligations under this Section 14 shall terminate immediately upon (and shall not apply in connection with any sale by Optionee of Option Shares as a part of) a Qualified Public Offering. For purposes of this Agreement, “Qualified Public Offering” means the initial sale of shares of common stock of the Company (or a successor to the Company) in an underwritten public offering registered under the Securities Act (“IPO”) in which the gross proceeds to the Company from the IPO are not less than $75,000,000.
     15.  Call Upon Cessation of Service.
          (a)  If the Optionee’s service with the Company ceases for any reason, the Company or its assignee may repurchase up to all the Option Shares. The price payable by the Company or its assignee to repurchase Option Shares pursuant to this Section 15(a) will be the Fair Market Value (as defined in the Plan) of those shares at the time the right described in this Section 15 is exercised. Such price may be paid (i) in cash; (ii) by offset of any obligation of the Optionee to the Company or its Affiliates; or (iii) a promissory note of the Company payable in four (4) equal annual installments of principal and interest, commencing one year from the date of the repurchase of the Option Shares and bearing simple interest at the prime rate as reported in the Wall Street Journal on the date of the repurchase of the Option Shares. Any promissory note issued under this Section 15 will be subject to prepayment in part or in full at any time at the Company’s option and without penalty. Payments under any promissory note issued under this Section 15 may be deferred to the extent necessary in order to avoid a violation by the Company of the terms of any credit, loan or other debt financing agreement or any of the other loan documents related thereto.

          (b)  With respect to each Option Share subject to repurchase pursuant to this Section 15, the Company (or its assignee) may exercise its repurchase right by delivery of written notice to the holder of such share at any time during the 90-day period beginning on the later of (i) the date the Optionee’s service to the Company ceases, or (ii) six months following the date the Optionee acquires that Option Share. All the rights of the holder of any such shares, other than the right to receive payment in the manner described in Section 15(a), will terminate as of the date of delivery by the Company of the written notice described in this paragraph. The only representation, warranty or covenant which the holder of such shares will be required to make in connection with a sale pursuant to Section 15(a) is a representation and warranty with respect to his or her ownership of the shares and his or her ability to convey title thereto free and clear of liens, claims or encumbrances.
          (c)  If a holder of Option Shares becomes obligated to transfer shares to the Company or its assignee pursuant to this Agreement, that holder will endorse in blank the certificates evidencing the shares to be sold and deliver those certificates to the Company or its assignee within 15 days of receipt of the notice described above in Section 15(b). If a holder of Option Shares fails to deliver those shares in accordance with the terms of this Agreement, the Company or its assignee may, at its option, in addition to all other remedies it may have, either (i) send to that holder the purchase price for such shares, as herein specified, or (ii) deposit such amount with a trustee or escrow agent for the benefit of that holder for release upon delivery of shares in accordance with the terms of this Agreement. Thereupon, the Company or its assignee, upon written notice to the holder, will (x) cancel on its books the certificate or certificates representing the Option Shares required to be transferred, and (y) issue, in lieu thereof, in the name of the Company (or its assignee) a new certificate or certificates representing such shares.
          (d)  The rights and obligations under this Section 15 shall terminate immediately upon the consummation of a Qualified Public Offering.
     16.  [Reserved]
     17.  Definitions
          (a)  “Advent Funds” means (i) Advent International GPE V Limited Partnership, Advent International GPE V-B Limited Partnership and Advent International GPE V-I Limited Partnership, each a limited partnership formed under the laws of the Cayman Islands, and (ii) Advent International GPE V-A Limited Partnership, Advent International GPE V-G Limited Partnership, Advent Partners III Limited Partnership, Advent Partners GPE V Limited Partnership, Advent Partners GPE V-A Limited Partnership and Advent Partners GPE V-B Limited Partnership, each a Delaware limited partnership.
          (b)  “Affiliate” means, as to any specified person or entity, (i) any other person or entity controlling, controlled by or under common control with such specified person or entity or (ii) any member of the Family Group of such specified person or of any individual who is an Affiliate of such specified person by reason of clause (i) of this definition; provided, however, that no person shall be deemed an Affiliate of any other person or entity solely by reason of any investment in the Company. The term “control,” with respect to any person or entity, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or a partnership interest, by contract or otherwise. With respect to each of the Institutional Holders, the term “Affiliate” shall also include (1) any entity in which such Institutional Holder (or one of its Affiliates) is a general partner or member and (2) each investor in such Institutional Holder, but only in connection with the liquidation, winding up or dissolution of the Institutional Holder, and only to the extent of such investor’s pro rata share in the Institutional Holder. With respect to each Advent Fund, the term “Affiliate” shall also include any investment fund managed by Advent International Corporation, a Delaware corporation. For purposes of this Agreement, “Family Group” means, as to any holder of capital stock who is a natural person, such holder’s spouse, ancestors, the lineal descendants of such individual’s grandparents, and trusts for the benefit of any of the foregoing, provided that all the income beneficiaries and remainderman of any such trust are such individual’s spouse, ancestors or lineal descendants.
          (c)  “Affiliated Company” means (i) lululemon usa inc., a Nevada corporation, (ii) lululemon athletica canada inc., a company formed under the laws of British Columbia, (iii) Lululemon FC USA Inc., a Nevada corporation, (iv) Lulu Canadian Holding, Inc., a company formed under the laws of British Columbia, (v) Lululemon Athletica International SRL, a company formed under the laws of Barbados and (vi) any Affiliate of any of the foregoing.
          (d)  “Brooke Funds” means Brooke Private Equity Advisors Fund I-A, L.P. and Brooke Private Equity Advisors Fund I (D), L.P., each a Delaware limited partnership.
          (e)  “Highland Funds” means Highland Capital Partners VI Limited Partnership, Highland Capital Partners VI-B Limited Partnership, and Highland Entrepreneurs’ Fund VI Limited Partnership, each a Delaware limited partnership.
          (f)  “Institutional Holder” means, individually, each of the Advent Funds, Brooke Funds and Highland Funds, and collectively, the “Institutional Holders.”
          (g)  “Investor Sale” means (i) a Transfer that, when added to all prior Transfers, results in the Institutional Holders and their Permitted Transferees ceasing to hold or control at least 20% of the voting power represented by all the capital stock of the Company held by them collectively as of the Original Grant Date, or (ii) the sale of substantially all the assets of the Company (other than (a) a transfer of financial assets made in the ordinary course of business for the purpose of securitization or (b) pursuant to any recapitalization, reorganization or any similar transaction pursuant to which control of the Company is substantially unaffected).
          (h)  “Permitted Transferee” means, with respect to a holder of shares of capital stock of the Company (a “Holder” and collectively, the “Holders”):
               i.  an Affiliate of the Holder;
               ii.  any Person to whom the Holder may transfer its shares of capital stock to hold such shares of capital stock as such Holder’s nominee;
               iii.  in the case of an Institutional Holder, any Person who receives securities in a liquidating distribution by such fund or holder to its members, partners or shareholders;

               iv.  in the case of an Institutional Holder, one or more funds which invest in equity securities and are “qualified institutional buyers” or “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in connection with the sale by such holder of any material part of its portfolio investments;
               v.  in the case of an Institutional Holder, any other Institutional Holder; and
               vi.  in the event of the death or incompetence of the Holder, a legal representative of the Holder.
          (i)  “Return Multiple” means as of any given date, the multiple achieved by dividing (i) the aggregate gross proceeds realized by the Institutional Holders and their Permitted Transferees in respect of their investment in capital stock of the Company and its Affiliates made on the Original Grant Date (including, without limitation, gross proceeds from any Transfer(s) to a third party in registered or private offerings or sales under Rule 144 of the Securities Act, but excluding gross proceeds received in connection with any Transfer to a Permitted Transferee), over (ii) $92,783,505.15 (i.e., the aggregate cash amount invested by the Institutional Holders to acquire shares of capital stock of the Company and its Affiliates as of the Original Grant Date), all as determined by the Board in good faith immediately prior to (but as of) the relevant date and subject to the following principles:
               i.  the Board will determine the value of any illiquid consideration received in connection with any Transfer(s) by taking into account (among other things) any restrictions on the transfer of that property and other impairments on its value;
               ii.  the Board will determine the value of any contingent consideration potentially payable in connection with any Transfer(s) based on its best estimate of the likelihood that such contingent consideration will actually be received;
               iii.  dividends or other non-stock distributions paid prior to the date as of which the Return Multiple is being determined will be included in the calculation;
               iv.  securities of the Company and its Affiliates will not be counted as gross proceeds;
               v.  if the relevant transaction giving rise to a calculation of the Return Multiple is a sale of substantially all the assets of the Company, a liquidation of the Company will be deemed to occur immediately following that asset sale; and
               vi.  the Return Multiple will be calculated net of any commissions, discounts, underwriters’ compensation, attorneys’, accountants’ and bankers’ fees and any similar expenses or transaction costs that are incurred (A) by or on behalf of the Institutional Holders in connection with the acquisition of capital stock of the Company or its Affiliates through the Original Grant Date, or (B) by or on behalf of the Institutional Holders or any Permitted Transferees in connection with any Transfer(s) of any such capital stock (other than a Transfer between an Institutional Holder and a Permitted Transferee).

          (j)  “Sale” means (i) the sale, transfer, assignment or other disposition (including by merger, consolidation, recapitalization, reorganization or any similar transaction) by stockholders of the Company, in one transaction or a series of related transactions, of greater than 66 2/3% of the voting power represented by the then outstanding shares of capital stock (unless (a) such sale, transfer, assignment or other disposition by such Holder or Holders is made to a Permitted Transferee, (b) immediately after the completion of such transaction(s), control of the Company is substantially unaffected or (c) such merger, consolidation, recapitalization, reorganization or any similar transaction of the Company is with, into or among any Affiliated Company) or (ii) the sale of substantially all the assets of the Company (other than (a) a transfer of financial assets made in the ordinary course of business for the purpose of securitization or (b) pursuant to any recapitalization, reorganization or any similar transaction pursuant to which control of the Company is substantially unaffected).
          (k)  “Transfer” means a sale, transfer, assignment or other disposition of shares of capital stock of the Company or its Affiliates by one or more of the Institutional Holders or their Permitted Transferees.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been executed by each of the parties on the date indicated below, respectively.

lululemon athletica inc.
By:	/s/ John E. Currie
	Name:	John E. Currie
	Title:	Chief Financial Officer
	Date:	November 28, 2007

ROBERT MEERS
By:	/s/ Robert Meers
	Name:	Robert Meers
	Date:	November 28, 2007